U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Syncfeed Inc.
(Exact name of Registrant as specified in its charter)

NEVADA	Applied For
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Syncfeed Inc. 50 West Liberty St, Suite 880 Reno, NV 89501	Nevada Agency and Trust Company 50 West Liberty St, Suite 880 Reno, NV 89501
(Name and address of principal executive offices)	(Name and address of agent for service)

Registrant's telephone number, including area code: (778) 991-7278

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  |__|

CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock	990,000 shares	$0.02	$19,800	$0.60

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
David S. Jennings, Esq.
330 Carousel Parkway, Henderson, Nevada 89014
Phone: (702) 595-5150 / Fax: (800) 731-6120

SUBJECT TO COMPLETION, Dated May 6, 2007

PROSPECTUS
SYNCFEED INC.
990,000
COMMON STOCK
INITIAL PUBLIC OFFERING

The selling shareholders named in this prospectus are offering up to 990,000 shares of common stock offered through this prospectus. We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities. We have, however, set an offering price for these securities of $0.02 per share. This offering will expire in 90 days unless extended by the board of directors. The board of directors has discretion to extend the offering period for a maximum of an additional 90 days.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.02	None	$0.02
Total	$14,800	None	$14,800

Our common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.02 per share until such time as the shares of our common stock are traded on the NASD Over-The-Counter Bulletin Board. Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board through a market maker, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled “Risk Factors” on pages 6-12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus is: May 6, 2007

Page
Summary	4
Risk Factors	6
Risks Related To Our Financial Condition and Business Model	6
If we do not obtain additional financing, our business will fail	6
Because we have only recently commenced business operations, we face a high risk of business failure	6
Because our success is tied to the quality and market acceptance of our Crab feed, our inability to offer our Crab feed in a manner that appeals to the farming public against existing forms of feed could harm our business.	7
Because of the unique difficulties and uncertainties inherent in the development of a product unrecognized in the market, we face a high risk of business failure.	7
If we are unable to successfully compete within the Crab feed business, we will not be able to achieve profitable operations.	7
Because we may be unable to make the substantial research and development investments required to remain competitive in our business, we may fall behind in the Crab feed industry and our business will suffer.	8
Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability	8
Because we may fail to protect our proprietary rights and incur the costs associated with protecting those rights, whether we are successful or not, our business may be harmed and unable to compete.	8
Because our executive officers do not have any training specific to the particulars of marketing products, there is a higher risk our business will fail	9
Because our officers and directors only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.	9
Because our officers and directors own 53% of our outstanding common stock, investors may find that corporate decisions influenced by these individuals are inconsistent with the best interests of other stockholders.	9
Because our officers and directors own 53% of our outstanding common stock, the market price of our shares would most likely decline they were to sell a substantial number of shares all at once or in large blocks.	9
Risks Related To Legal and Other Uncertainties	10
Because we are subject to government regulation in China, the anticipated costs of our Crab feed formula may increase.	10
Because we plan to conduct our business in China and other locations in Asia, we may be subject to political instability that could harm our business.	10
Because new legislation, including the Sarbanes-Oxley Act of 2002, increases the cost of compliance with federal securities regulations as well as the risks of liability to officers and directors, we may find it more difficult for us to retain or attract officers and directors.	10

Risks Related To This Offering	11
If a market for our common stock does not develop, shareholders may be unable to sell their shares	11
If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline	11
Because we will subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board the level of trading activity in our stock may be reduced.	11
If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.	12
Forward-Looking Statements	12
Use of Proceeds	13
Determination of Offering Price	13
Dilution	13
Selling Shareholders	14
Plan of Distribution	18
Legal Proceedings	19
Directors, Executive Officers, Promoters and Control Persons	19
Security Ownership of Certain Beneficial Owners and Management	21
Description of Securities	22
Interest of Named Experts and Counsel	24
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	24
Organization Within the Last Five Years	25
Description of Business	25
Plan of Operations	29
Description of Property	29
Certain Relationships and Related Transactions	32
Market for Common Equity and Related Stockholder Matters	32
Executive Compensation	35
Financial Statements	36
Changes in and Disagreements with Accountants	37
Available Information	37

Summary

We were incorporated as “Syncfeed Inc.” in the State of Nevada on March 27, 2007. We are engaged in the business of developing, manufacturing, and selling commercial feed specifically for commercially raised and harvested Chinese Mitten-handed Crabs.

We are a development stage company and have not generated significant sales to date. As of March 31, 2007, we had $43,000 in current assets and current liabilities in the amount of $4,000. Accordingly, our working capital position as of March 31, 2007 was $39,000. Since our inception through March 31, 2007, we have incurred a net loss of $4,000. Our current working capital is not sufficient to enable us to implement our business plan as set forth in this prospectus. For these and other reasons, our independent auditors have raised substantial doubt about our ability to continue as a going concern. Accordingly, we will require additional financing.

Our principal offices are located at 50 West Liberty Street, Suite 880, Reno, NV 89501. Our phone number is (778) 991-7278. Our fiscal year end is March 31.

The Offering

Securities Being Offered	Up to 990,000 shares of our common stock.
Offering Price
The offering price of the common stock is $0.02 per share. We intend to apply to the NASD over-the-counter bulletin board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued
2,150,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders. There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Offering Period	The shares are being offered for a period up to 90 days from the date this Prospectus is effective with the Securities and Exchange Commission, unless extended by us for an additional 90 days.

Summary Financial Information

Balance Sheet Data	From inception to March 31, 2007 (Audited).
Cash	$43,000
Total Assets	$43,000
Liabilities	$4,000
Total Stockholder’s Deficit	$39,000

Statement of Loss and Deficit	From inception to March 31, 2007 (Audited).
Revenue	$0
Loss for the Period	$4,000

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Currently, shares of our common stock are not publicly traded. In the event that shares of our common stock become publicly traded, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Financial Condition and Business Model

If we do not obtain additional financing, our business will fail

Our future is dependent upon our ability to obtain financing and upon future profitable operations by the sale of our Crab feed to the Crab farming industry. Our auditors have issued a going concern opinion and raised substantial doubt as to our continuance as a going concern. When an auditor issues a going concern opinion, the auditor has substantial doubt that the company will continue to operate indefinitely and not go out of business and liquidate its assets. This is a significant risk to investors who purchase shares of our common stock because there is an increased risk that we may not be able to generate and/or raise enough resources to remain operational for an indefinite period of time. The auditor’s going concern opinion may inhibit our ability to raise financing because we may not remain operational for an indefinite period of time resulting in potential investors failing to receive any return on their investment. In the event we are unsuccessful in obtaining additional funds and/or operating profitably, the business will fail and you will lose your entire investment.

Because we have only recently commenced business operations, we face a high risk of business failure.

We have just begun the initial stages of developing our Crab feed. As a result, we have no way to evaluate the likelihood that we will be able to operate the business successfully. We were incorporated on March 27, 2007, and to date have been involved primarily in organizational activities, the development of our formula and establishing marketing channels in which to sell our Crab feed. We have not earned any revenues as of the date of this prospectus, and thus face a high risk of business failure.

Unanticipated problems, expenses and delays are frequently encountered in achieving revenues in development stage companies. Our ability to generate significant operating revenues will depend on our ability to, among other things, successfully develop our feed; successfully market, distribute and sell our feed; and obtain the financing required to implementour business plan. Any one or combination of these contingencies occurring subjects our company to a high risk of business failure.

Because our success is tied to the quality and market acceptance of our Crab feed, our inability to offer our Crab feed in a manner that appeals to the farming public against existing forms of feed could harm our business.

We plan to improve our feed to increase its attractiveness to Crabs, improve its impact on Crab growth and reduce the costs of ingredients. In the development of our feed, a quality end-product is important to our success and competitive position, and the inability to offer and develop our formula to end users could harm our business. If we are unable to anticipate problems in the use of our feed, we may not be able to achieve market acceptance and produce revenues. There are no assurances that our developing feed will be successful, and in that regard, a Crab feed that does not match customer needs could adversely affect our business.

Our Crab feed must not harm the Crab population. We can offer no assurance that our feed will work in the short or long term to produce healthier and weightier Crabs. Moreover, our ability to successfully compete with existing Crab feeds turns on whether we are able to offer advantages that we are seeking to obtain, including being the most attractive to the Crab palate and the healthiest in terms of promoting the greatest weight gains in the shortest period of time. If we are unable to offer these advantages against existing Crab feeds in the industry, we will not be able to effectively market our feed and we will go out of business.

Because of the unique difficulties and uncertainties inherent in the development of a product unrecognized in the market, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by emerging companies developing products to compete with those already recognized in the market and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the business activities that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to our research and development, roadblocks in finding avenues to market our the products, resistance from competing businesses, and additional costs and expenses that may exceed current estimates, to name a few. Any of these factors have the potential to complicate, if not permanently ruin our chance for success.

If we are unable to successfully compete within the Crab feed business, we will not be able to achieve profitable operations.

The Crab feed industry is highly competitive. This industry has a multitude of competitors, all of which have greater financial resources than us. As a result, we may experience difficulty competing with other businesses when attempting to market our Crab feed, and may never achieve profitable operations because of our small status in this intense market.

Numerous factors beyond our control may affect the marketability of our formula. These factors include market fluctuations, the proximity and capacity of processing equipment, government regulations, including regulations relating to prices, taxes, royalties, and environmental protection. These factors could inhibit our ability to sell Crab feed to customers.

Because we may be unable to make the substantial research and development investments required to remain competitive in our business, we may fall behind in the Crab feed industry and our business will suffer.

The Crab feed requires substantial investment in research and development in order to develop and bring to market new and enhanced products. Although we plan to stay competitive with continued research and development, there can be no assurances that we will have sufficient resources to maintain the level of investment in research and development that is required to remain competitive.

Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability.

Prior to completion of our Crab feed formula, we anticipate that we will incur increased operating expenses without realizing any revenues. We expect to incur continuing and significant losses into the foreseeable future. As a result of continuing losses, we may exhaust all of our resources and be unable to complete the development of our formula. Our accumulated deficit will continue to increase as we continue to incur losses. We may not be able to earn profits or continue operations if we are unable to generate significant revenues from the sale of our Crab feed. There is no history upon which to base any assumption as to the likelihood that we will be successful, and we may not be able to generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Because we may fail to protect our proprietary rights and incur the costs associated with protecting those rights, whether we are successful or not, our business may be harmed and unable to compete.

The extent and value of our intellectual property is necessarily uncertain, and our efforts to protect our intellectual property rights may not be successful. Our Crab feed comes from ingredients commonly used and available to the public. However, we believe our feed has advantages above that of traditional feeds. We are in the process of researching patent rights, and we are not aware of anyone in China having any patents, trademarks and/or copyright protection for feeds that are available on the market. As such, a third party may copy or otherwise obtain our formula without authorization. If this occurs, we are uncertain whether we will be able to enforce our rights in China or other countries in Asia where we expect to do business. If we are able to engage in litigation to enforce our rights to our feed, we expect the process to be inherently expensive and unpredictable. Any such litigation may be unsuccessful and could require us to incur substantial costs and divert significant valuable resources, including the efforts of our technical and management personnel, which may harm our business materially. Moreover, we may have a judicial forum declare our rights to the formula invalid or unenforceable or have claims of such narrow scope as to be of little economic value.

Because our executive officers do not have any training specific to the particulars of marketing products, there is a higher risk our business will fail

Ms. Yin Cheng Kong and Mr. Wang Zhao, our officers and directors, do not have any training in the areas of marketing and business management. While these persons have significant experience in the Crab feed industry, our management may not be fully aware of many of the specific business requirements related to working within this industry. As a result, our management may lack certain skills that are advantageous in managing a company of this nature, which could be very detrimental to our business.

Because our officers and directors only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Ms. Yin Cheng Kong and Mr. Wang Zhao, our officers and directors, devote 20 to 40 hours per week to our business affairs. We do not have an employment agreement with either Ms. Yin Cheng Kong or Mr. Wang Zhao, nor do we maintain key man life insurance policies for these individuals. Currently, we do not have any full or part-time employees. If the demands of our business require the full business time of our officers and directors, it is possible that Ms. Yin Cheng Kong and Mr. Wang Zhao may not be able to devote sufficient time to the management of our business, as and when needed. If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

Because our officers and directors own 53% of our outstanding common stock, investors may find that corporate decisions influenced by these individuals are inconsistent with the best interests of other stockholders.

Ms. Yin Cheng Kong and Mr. Wang Zhao are our officers and directors. They own approximately 53% of the outstanding shares of our common stock. Accordingly, they will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of its assets, the interests of these individuals may still differ from the interests of the other stockholders.

Because our officers and directors own 53% of our outstanding common stock, the market price of our shares would most likely decline they were to sell a substantial number of shares all at once or in large blocks.

Ms. Yin Cheng Kong owns 580,000 shares of our common stock and Mr. Wang Zhao owns 580,000 shares of our common stock which equates to 53% of our outstanding common stock. There is presently no public market for our common stock and we plan to apply for quotation of our common stock on the NASD over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. If our shares are publicly traded on the over-the-counter bulletin board, these officers and directors will be eligible to sell their shares publicly subject to the volume limitations in Rule 144. The offer or sale of a large number of shares at any price may cause the market price to fall. Sales of substantial amounts of common stock or the perception that such transactions could occur, may materially and adversely affect prevailing markets prices for our common stock.

Risks Related To Legal and Other Uncertainties

Because we are subject to government regulation in China, the anticipated costs of our Crab feed formula may increase.

Currently, we have not experienced any difficulty with compliance of any laws or regulations which affect our business. However, there is a risk that new regulations could increase our costs of doing business, prevent us from marketing our Crab feed, and make compliance with new regulations unduly burdensome.

Because we plan to conduct our business in China and other locations in Asia, we may be subject to political instability that could harm our business.

We plan to conduct our business in China and other locations in Asia. These countries have been subject to political instability and terrorist activities. We cannot assure you that we will be successful in overcoming the risks that relate to or arise from operating in international markets. Risks inherent in doing business on an international level include:

▪	economic and political instability;
▪	changes in regulatory requirements, tariffs, customs, duties and other trade barriers;
▪	transportation delays;
▪	power supply shortages and shutdowns;
▪	difficulties in staffing and managing foreign operations and other labor problems;
▪	existence of language barriers and cultural distinctions;
▪	acts of God, including floods, typhoons and earthquakes; and
▪	other uncertainties relating to the administration of, or changes in, or new interpretation of, the laws, regulations and policies of the jurisdictions in which we conduct our business.

In addition, our activities outside the United States are subject to risks associated with fluctuating currency values and exchanges rates, hard currency shortages and controls on currency exchange.

The risks inherent in our international operations have been increased by the threat of terrorist attacks. These attacks, coupled with an international military response, have created an uncertain economic environment, and we cannot predict the impact of these political threats or any related military action, on our customers or our business.

Because new legislation, including the Sarbanes-Oxley Act of 2002, increases the cost of compliance with federal securities regulations as well as the risks of liability to officers and directors, we may find it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-

Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act and it is costly to remain in compliance with the federal securities regulations. Additionally, we may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles. Significant costs incurred as a result of becoming a public company could divert the use of finances from our operations resulting in our inability to achieve profitability.

Risks Related To This Offering

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

A market for our common stock may never develop. We currently plan to apply for quotation of our common stock on the NASD over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the bulletin board, or, if traded, a public market may not materialize. If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 990,000 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 46% of the common shares outstanding as of the date of this prospectus.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required order to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 or 60 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. The actual results could differ materially from our forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.02 per share offering price of our common stock was arbitrarily chosen using the last sales price of our stock from our most recent private offering of common stock. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.
We intend to apply to the NASD over-the-counter bulletin board for the quotation of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 990,000 shares of common stock offered through this prospectus. These shares were acquired from us in an offering that was exempt from Registration under Regulation S of the Securities Act of 1933, as amended, and completed on March 30, 2007.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of May 1, 2007, including:

1.	the number of shares owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be owned by each upon completion of the offering;
4.	the percentage owned by each upon completion of the offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 2,150,000 shares of common stock outstanding on May 1, 2007.

Name of Selling Shareholder	Address of Selling Shareholder	Shares Owned Prior to This Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
QU, QIANG JUN	2 SHIYINGCUN JIANGZHUANGXIANG XIANGCHENG COUNTY HENAN PROVINCE CHINA	30,000	30,000	0	0%
CAI, XIAO XU	7-1 SHENGLIUCUN ZAOLINXIANG WUGANG CITY HENAN PROVINCE CHINA	30,000	30,000	0	0%
ZHANG, XING RONG	2 KONGZU SHANGQIAOCUN GUANCANGZHEN TONGZI COUNTY GUIZHOU	30,000	30,000	0	0%
WANG, XIU JU	19 ZHANGGOUCUN CHUNSHUIZHEN QINGYANG COUNTY HENAN PROVINCE CHINA	30,000	30,000	0	0%
WEN, SI XUAN	183 MENGGOU RD. LINGJIANGZHEN CANGXI COUNTY SICHUAN PROVINCE CHINA	30,000	30,000	0	0%

KONG, QING XIANG	27 XIANGYANG AVE. XINGGOUZHEN JIANLI COUNTY HUBEI PROVINCE CHINA	30,000	30,000	0	0%
LIU, YU LAN	5-12 GUMIAOCUN WANGSHIZHEN JIANLI COUNTY HUBEI PROVINCE CHINA	30,000	30,000	0	0%
ZHANG, YANG	625 YANGLUO ST. XINGZHOU DISTRICT, WUHAN, HUBEI PROVINCE CHINA	30,000	30,000	0	0%
ZHANG, QIAN CAI	29 ZHEJIANG RD. TANGGU DISTRICT TIANJIN CHINA	30,000	30,000	0	0%
LI, XIAO YUAN	2 XIAOZUCUN SANZHOUZHEN JIANLI COUNTY HUBEI PROVINCE CHINA	30,000	30,000	0	0%
LIU, SHU GUO	6-2 LIUZHUANGCUN JIANGZHUANGXIANG XIANGCHENG COUNTY HENAN PROVINCE CHINA	30,000	30,000	0	0%
WANG, SHI YAN	57 GUOZHUANGXIACHENG XIABEISIXIANG QINGYANG COUNTY HENAN PROVINCE CHINA	30,000	30,000	0	0%
WEI, BAO FU	32-6 WEIZHUANGCUN CHUNSHUIXIANG QINGYANG COUNTY HENAN PROVINCE CHINA	30,000	30,000	0	0%
WANG, JIN KE	11 GUOZHUANGXIACHENG XIABEISIXIANG QINGYANG COUNTY HENAN PROVINCE CHINA	30,000	30,000	0	0%
LIU, YI SU	3 DALIZHUANG XIABEISIXIANG QINGYANG COUNTY HENAN PROVINCE CHINA	30,000	30,000	0	0%
LIU, YI FU	37 ZENGOUMUCHANG JIANGLOUXIANG QINGYANG COUNTY HENAN PROVINCE CHINA	30,000	30,000	0	0%

WANG, XIAO JING	25 GUOZHUANGXIACHENG XIABEISIXIANG QINGYANG COUNTY HENAN PROVINCE CHINA	30,000	30,000	0	0%
ZHOU, ZHEN HUAN	3 DALUCHEN BANQIAOZHEN QINGYANG COUNTY HENAN PROVINCE CHINA	30,000	30,000	0	0%
ZHAO, JIN RONG	12 LIZHUANGZU DONGLICUN XIABEISIXIANG QINGYANG COUNTY HENAN PROVINCE CHINA	30,000	30,000	0	0%
FAN, AI LIN	63 CHONGYA RD. DANSHUIZHEN HUIYANG CITY GUANGDONG PROVINCE CHINA	30,000	30,000	0	0%
LI, LAI LIN	3 LISANZU ZHANGZHUANGCUN XIABEISIXIANG QINGYANG COUNTY HENAN PROVINCE CHINA	30,000	30,000	0	0%
WANG, CHAO KE	100 NANYUANZHUANGCUN QINGTAIZHEN DUQI COUNTY HENAN PROVINCE CHINA	30,000	30,000	0	0%
MA, DE MEI	6 XIANGYANGCUN JIANLI COUNTY HUBEI PROVINCE CHINA	30,000	30,000	0	0%
LIU, ZHAN QIN	3 LIUCUN XIGUCUN CHANGQIAOZHEN XIA COUNTY HENAN PROVINCE CHINA	30,000	30,000	0	0%
CHEN, HE FA	65 ZHANGZHUANGCUN DAHUAIZHEN XINMI CITY HENAN PROVINCE CHINA	30,000	30,000	0	0%
LI, XUE GUI	49 XIANGYAOSUO ZHUHEZHEN JIANLI COUNTY HUBEI PROVINCE CHINA	30,000	30,000	0	0%
CHEN, YUN DONG	3 DALUCHEN BANQIAOZHEN QINGYANG COUNTY HENAN PROVINCE CHINA	30,000	30,000	0	0%

WANG, PAN WEI	1 WANGZHUANG ZHAYUANXIANG XIA COUNTY HENAN PROVINCE CHINA	30,000	30,000	0	0%
ZHU, SHAO YING	119 QIANJINCUN DANCHENGZHEN GUOYANG COUNTY ANHUI PROVINCE CHINA	30,000	30,000	0	0%
LIU, JING HUA	5-12 GUMIAOCUN WANGSHIZHEN JIANLI COUNTY HUBEI PROVINCE CHINA	30,000	30,000	0	0%
XIA, YAN WU	21 AOXIKENCUN QUJIANGZHEN ANHUA COUNTY HUNAN PROVINCE CHINA	30,000	30,000	0	0%
LEI, LI	7 FAHUASICUN SHIZIKOUZHEN GONGAN COUNTY HUBEI PROVINCE CHINA	30,000	30,000	0	0%
XIANG, WEI	96 ZIRANCUN DANCHENGZHEN GUOYANG COUNTY ANHUI PROVINCE CHINA	30,000	30,000	0	0%

None of the selling shareholders; (1) has had a material relationship with us other than as a shareholder at any time within the past three years; (2) has been one of our officers or directors; or (3) are broker-dealers or affiliate of broker-dealers.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales, or;
5.	in any combination of these methods of distribution.

We intend to contact an authorized Over-The-Counter Bulletin Board market-maker for sponsorship of our securities on the Over-The-Counter Bulletin Board. Currently, we or anyone acting on our behalf has requested or encouraged any broker-dealer to act as a market-maker for our securities. The sales price to the public is fixed at $0.02 per share until such time as the shares of our common stock become quoted on the NASD Over-The-Counter Bulletin Board or another exchange. Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	the market price of our common stock prevailing at the time of sale;
2.	a price related to such prevailing market price of our common stock, or;
3.	such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.
We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	not engage in any stabilization activities in connection with our common stock;
2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
3.	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings.

Our agent for service of process in Nevada is Nevada Agency and Trust Company located at 50 West Liberty Street, Suite 880, Reno, NV 89501.

Directors, Executive Officers, Promoters and Control Persons

Our executive officers and directors and their respective ages as of May 1, 2007 are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Ms. Yin Cheng Kong	President, Secretary, Chief Executive Officer, Chief Financial Officer, Treasurer (Principal Accounting Officer) and Director	36	March 21, 2007
Mr. Wang Zhao	Director	32	March 21, 2007

Set forth below is a brief description of the background and business experience of executive officers and directors.

Yin Cheng Kong. Yin Cheng Kong has been our President, Chief Executive Officer, Secretary and Director since our inception. He has worked at Shenye Holdings, Inc. as a Senior Manager in Human Resources since 2000, where his duties include interviewing employment candidates, conducting background checks, hiring and firing employees, and ensuring compliance with employment and human resources laws. He received his BA from Wuhan University in 1992.

Wang Zhao. Wang Zhao has been our Director since our inception. He has been self employed working as a consultant to aqua farming companies since 1996. During this time he has devoted much of his time to development of the formula for SyncFeed. He received his BSc from Hubei University in 1996.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We do not currently have any significant employees aside from Yin Cheng Kong and Wang Zhao.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to our present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of May 1, 2007, certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group:

Name and Address of Beneficial Owners of Common Stock[1]	Title of Class	Amount and Nature of Beneficial Ownership	% of Common Stock[2]
Yin Cheng Kong 50 West Liberty Street, Suite 880 Reno, NV 89501.	Common Stock	580,000	26%
Wang Zhao 50 West Liberty Street, Suite 880 Reno, NV 89501	Common Stock	580,000	26%
DIRECTORS AND OFFICERS - TOTAL		1,160,000	53%
5% SHAREHOLDERS
NONE	Common Stock

1.
As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

2.	The percentage shown is based on denominator of 2,150,000 shares of common stock issued and outstanding for the company as of May 1, 2007.

Description of Securities

Our authorized capital stock consists of 90,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, with a par value of $0.001 per share. As of May 1, 2007, there were 2,150,000 shares of our common stock issued and outstanding. Our shares are held by thirty-five (35) stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

David S. Jennings, Esq., our independent legal counsel, has provided an opinion on the validity of our common stock.

Ronald N. Silberstein, C.P.A., P.L.L.C., has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in its audit report. Ronald N. Silberstein, C.P.A., P.L.L.C. has presented its report with respect to our audited financial statements. The report of Ronald N. Silberstein, C.P.A., P.L.L.C. is included in reliance upon its authority as experts in accounting and auditing.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Organization within the Last Five Years

We were incorporated as “Syncfeed Inc.” in the State of Nevada on March 27, 2007. We are engaged in the business of developing, manufacturing, and selling commercial feed (the “Product”) specifically for commercially raised and harvested Chinese Mitten-handed Crabs (the “Crabs”).

Our principal offices are located at 50 West Liberty Street, Suite 880, Reno, NV 89501. Yin Cheng Kong, our President, CEO and director, and Wang Zhao, our Director, are persons that may be described as “promoters” as defined in Rule 405 of the Securities Act by virtue of their roles in founding and organizing our company.

Description of Business

Company Overview

We are engaged in the business of developing, manufacturing, and selling commercial feed specifically for commercially raised and harvested Chinese Mitten-handed Crabs. We are currently testing and refining the formula for our Product at our Crab farming facility in Xingou, Jianli, Hubei, China. When we are satisfied that our Product provides the greatest Return on Investment for Crab Farmers by being the most attractive to the Crab palate and the healthiest in terms of promoting the greatest weight gains in the shortest period of time, we will begin the manufacture and distribution of the Product to Crab farmers in the Lake Yangcheng area as well as throughout mainland China.

The Chinese Mitten-handed Crab

The Chinese mitten-handed crab (Eriocheir sinensis), also known as the Chinese mitten crab, big binding crab (大橨砇) and Shanghai hairy crab (上海毛砇), is a medium-sized burrowing crab found in the coastal estuaries of eastern Asia from Korea in the north to the Fujian province of China in the south.

Mitten crabs spend most of their life in fresh water, but they must return to the sea to breed. During their fourth or fifth year in late summer, the crustaceans migrate downstream, and attain sexual maturity in the tidal estuaries. After mating, the females continue seaward, overwintering in the deeper waters. They return to brackish water in the spring to hatch their eggs. After development as larvae, the juvenile crabs gradually move upstream into fresh water, thus completing the life cycle.

This species' distinguishing features are the dense patches of dark hair on its claws. The crab's body is the size of a human palm. The carapace width is 30 to 100 mm and the legs are about twice as long as the carapace is wide.

This species is very invasive and has spread to North America and Europe, raising concerns that it competes with local species, and its burrowing nature damages embankments and clogs drainage systems.

In contrast, the crab is a famous delicacy in Shanghai cuisine and is also prized for the female crab's ovaries. In 2006, the city of Shanghai consumed 50,000 tons of the crustacean, or about 300 million Crabs - 12% of the national market. The high demand for Crabs led to overfishing of the species in the Yangtze River and other freshwater sources decades ago. The result was the establishment of Crab farms in the 1980’s, an industry that continues to thrive today.

Today Yangcheng Lake is the most famous area for the Chinese mitten crabs. The crab meat is believed by the Chinese to have a "cooling" (yin) effect on the body. Chinese spend hundreds of yuan just to taste a small crab from that lake. Most of these are exported to Shanghai and Hong Kong, and high-profit foreign markets.

The price of the crab varies from RMB10 to RMB300, depending on its origin, gender, weight and seasons. A crab weighing 300 grams was sold around RMB250 to RMB300 in the market last season.

Crab Farming

Because of overfishing in past years, Crab farmers have replaced fishermen as the most reliable source of mitten crabs. Beginning in the 1980’s, Crab farmer have erected pens in shallow freshwater lakes, earthen ponds, fenced renovated paddy fields, and covered net cages. The best results have been obtained from pen cultures in shallow lakes. Growth and quality of Crabs are significantly greater in this habitat, presumably because pens provide the Crabs with an environment which closely approximates their natural habitat.

Pens are created by enclosing an area of fresh water ranging from 0.4 to 5 hectacres with ready-made polyethylene netting with a mesh size of 2-3 cm. The area should have a relatively flat, hard bottom, and water depth between 0.8 and 1.5 meters. Pollution levels, water PH, and water traffic are all considered before a Crab farm is built. If water flow through the pen is too slow, Crabs are likely to become ill, and disease spreads quickly in such an environment.

Bamboo stakes are generally used to secure the netting around the perimeter while rocks are sewn into the bottom of the netting, which is then sunk a few inches into the bottom of the pen. Netting extends one meter above the surface level before turning inward at a 90 degree angle for another meter to prevent Crabs from climbing out. A second perimeter net is often erected two to four meters outside of the primary netting to further prevent Crabs from escaping.

Other wildlife in the pen is managed as well. Carnivorous fish, such as snakehead, mandarin fish, and catfish must be removed as they will prey on the Crabs. Fish that graze on aquatic plants, such as grass carp, and bottom dwellers, such as common carp, are also removed as they may compete for food with the Crabs or disturb their development, respectively.

Once the pen is prepared, farmers generally purchase small Crabs from hatcheries where Crab seeds, or larvae, have been grown to “coin size.” Crab farms are generally stocked with small Crabs between February and April and grown to maturity, or market size, for harvesting in September and October of the following year.

In the interim period, the health and growth of the Crabs is the main concern of every Crab farmer, as their entire annual revenue is completely dependent upon the weight of the Crabs they deliver to market.

Feed is added to the Crab pen twice each day. The average feeding rate is 3-6% of body weight per day. Approximately 30-40% of the daily ration is distributed in the morning and 60-70% in the evening. Uneaten food must be manually removed from the pen in order to keep the pen area clean and reduce the risk of disease.

Crab feed is currently non-standardized. Crab farmers feed their Crabs snails, clams, trash fish, slaughterhouse waste, silkworm pupae, squash, sweet potatoes, boiled corn, and wheat. Farmers try to ensure that animal protein accounts for 50-60% of their Crab’s diet, but there is currently no way to ensure an optimum diet for the majority of their Crab stock.

SyncFeed Crab Feed

Despite the thriving market for Crabs, there are very few options available for Crab farmers when providing sustenance to their livestock. While there are three companies that provide Crab feed, their products have not met with much success for reasons we will discuss below. Most farmers provide their Crabs an intuitive mixture of waste products and by-products of other industries - a slop mixture, which is consumed in varying degrees on a daily basis as the meal differs on a daily basis. That which is not consumed by a farmer’s livestock must be cleaned from the pen to prevent contamination and disease.

We are in the process of developing Crab feed designed specifically to maximize the health and growth of Chinese Mitten-handed Crabs. Our method of development involves a number of freshwater tanks in which we have isolated different populations of Crabs. We feed the crabs in each tank a different formula (including those of our competitors) and track data relating to the Crabs’ rate of food consumption, their relative health and growth rates, and any environmental side-effects.

Our current product contains fish meal, soybean paste, corn powder, multi-mineral salt, cuttlefish powder, chaff powder, beet alkaline, fish oil, multi-vitamins, and anti-oxidants. Our tests have shown that this combination of ingredients at a specific ratio attracts Crabs to eat at the fastest rate as well as enhancing growth rates at the most significant level. Tank waste as a result of unconsumed food is also minimized with our current formula. Crabs raised on our current formula gain an average of 150 grams of weight in a single year (large enough to go to market), and reach 300 grams by harvest time in the second year. A 300 gram Crab is considered very large and commands a premium price.

The feed is manufactured by steaming and mixing the ingredients, molding them into cylindrical shapes, and allowing them to dry into small, hard pellets. We currently manufacture these pellets on a small scale for our developmental tests, but the same method is widely used in the production of animal feed pellets on a much larger scale.

Competition

We face some competition in the Chinese Mitten-handed Crab feed field. Those companies who manufacture and market feed products aimed specifically at Crabs sell products which contain large amounts of pork skin powder, potato powder, and ocean fish powder. Through our continuous research and observation, we have found that pork skin powder contains far too much fat to use in low-flow freshwater conditions. When farmers pour these feeds into the water, an oil mask is generated on top of the water. This oil mask cuts off the exchange of fresh air to the water, and Crabs are unable to thrive and grow in water that is not properly oxygenated. Also, Crabs do not seem attracted to the taste of potato powder, so the potato powder goes unconsumed, remaining in the water until it rots and contaminates the water, leading to disease among the Crab population. Finally, ocean fish powder contains a large amount of salt, which promotes early sexual development in the Crabs. Once Crabs have attained sexual maturity, they stop growing. Thus, the overall effect of the ocean fish powder is to limit the growth of the crabs.

We also compete with a number of established manufacturers, importers and distributors who sell fish feed to Crab farmers. These companies enjoy brand recognition which exceeds that of our brand names. We compete with several manufacturers, importers and distributors who have significantly greater financial, distribution, advertising and marketing resources than we do. We compete primarily on the basis of quality, brand name recognition and price.

We believe that our success will depend upon our ability to remain competitive in our product areas. The failure to compete successfully in the future could result in a material deterioration of customer loyalty and our image and could have a material adverse effect on our business.

Intellectual Property

We intend to aggressively assert our rights under trade secret, unfair competition, trademark and copyright laws to protect our intellectual property, including product formulas, proprietary manufacturing processes and technologies, product research and concepts and recognized trademarks. These rights are protected through the acquisition of patents and trademark registrations, the maintenance of trade secrets, the development of trade dress, and, where appropriate, litigation against those who are, in our opinion, infringing these rights.

We are currently consulting with law firms to protect our brand name and product formula. While there can be no assurance that registered trademarks will protect our proprietary information, we intend to assert our intellectual property rights against any infringer. Although any assertion of our rights can result in a substantial cost to, and diversion of effort by, our company, management believes that the protection of our intellectual property rights is a key component of our operating strategy.

Regulatory Matters

We are subject to the laws and regulations of those jurisdictions in which we plan to sell our product, which are generally applicable to business operations, such as business licensing requirements, income taxes and payroll taxes. In general, the development, manufacture, and sale of our product in China is not subject to special regulatory and/or supervisory requirements.

Employees

We have no other employees other than our officers and directors. If finances permit, however, we intend on employing thirty sales representatives in the counties of Guangdong Province when our product is ready for production and shipping.

Description of Property

We maintain our corporate office at 50 West Liberty Street, Suite 88, Reno, NV 89501.

Plan of Operation

This prospectus contains forward-looking statements that involve risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included in this prospectus.

Plan of Operation in the Next Twelve Months

Product Development

We intend to continue to refine our product formula over the coming months. While we feel our product in its current form could compete effectively in the marketplace, we plan to improve the formula to increase its attractiveness to Crabs, improve its impact on Crab growth and reduce the costs of ingredients. We expect to incur roughly $10,000 on our product development in the next twelve months.

Locate Suitable Manufacturing

We do not currently have any manufacturing facilities. Our directors have contacted several general feed producers in the Guangdong province of China, and have begun negotiations for the manufacture of our product on a contract basis. We are currently negotiating price, payment, customer guarantee, shipping, inventory, delivery schedule and returns. Production of our crab feed doesn’t require any facilities or equipment beyond what is available at any general feed producer. We could contract with any general feed producer to manufacture our product by following our instructions. Most general feed producers already utilize the same method we use to produce the feed pellets, we simply need to provide the ingredients and their ratios. We do not anticipate renting a warehouse at this stage of our business. The feed producer we select to work with us will provide packaging, storage, and shipping services for us as part of our agreement.

Sales and distribution Strategy

Our goal is for our crab feed to become a leading product in the Chinese marketplace. In order to achieve our goal, we intend to increase awareness of our product with potential customers, who we anticipate will be major retailers as wholesale customers and Crab farmers as end users. We intend to do this by engaging in the following:

•
Attending national and regional aquaculture product and technology promotional events and conferences. There are events and conferences hosted and managed by regional and central institutions and organizations to promote advanced aquaculture products and technology, including trade meetings, conferences, Expos, and promotional events. We plan to attend a number of such events, such as the Fishery Exhibition 2007, which are heavily attended by aquaculture merchants, wholesalers, and retailers, in order to further expose our product.

•
Developing direct marketing programs to attract retailers. In addition to attending the foregoing conferences and seminars, we intend to market directly to aquaculture farmers. Our marketing will include conducting seminars and the use of online and traditional advertising media such as newspapers and trade publications.

•
Promoting to the public through internet-based and traditional media advertising. We intend to use Internet-based and traditional media to promote our product directly to the public to raise public awareness of our product. Our plan is to create a public demand for Crabs raised on Syncfeed.

Sales Personnel

In the short term, we intend to use the services of our management to sell our products. As our product approaches the manufacturing stage, however, we plan to employ up to thirty salesman in the Guangdong province of China to promote and sell our product to wholesalers, retailers, and end-user Crab farmers. These sales representatives will be responsible for soliciting, selecting and securing accounts within a particular regional territory.

Significant Equipment

We do not intend to purchase any significant equipment for the next twelve months.

Expenses

In our management’s opinion, we can expect to incur the following expenses to fund our plan of operation for the next twelve months:

▪
Audit fee, which consists primarily of accounting and auditing fees for the yearend audit. We estimate that our audit fees for the next twelve months will be approximately $10,000, which includes quarterly reviews;

▪
Bank charges, which consist primarily of charges by our bank for processing transactions through our checking account. We estimate that our bank charges for the next twelve months will be approximately $100;

▪
Legal and organizational fees, which consist primarily of legal fees paid by us regarding securities advice and organizing the company. We estimate that our legal and organizational fees for the next twelve months will be approximately $20,000 to $35,000; and

▪
Other operating expenses, which consist primarily of the expenses incurred for further development of our Crab feed formula; for the advertising campaign for our Product; and for and other administrative expenses. We estimate that our other operating expenses for the next twelve months will be approximately $30,000.

We anticipate that, in time, the primary source of revenues for our business model will be the sale of our Product.

Results of Operations for the period from inception (March 27, 2007) to March 31, 2007

We generated no revenue for the period from inception (March 27, 2007) to March 31, 2007. We are a development stage company and do not yet have any products to sell. Our operating expenses for the period were $4,000, consisting entirely of professional fees relating to the organization of our company and our offering. Thus, we had a Net Loss of $4,000 for the period from inception (March 27, 2007) to March 31, 2007.

We anticipate our operating expenses will increase as we implement our business plan. The increase will be attributable to expenses to implement our business plan, and the professional fees to be incurred in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

Liquidity and Capital Resources

As of March 31, 2007, we had total current assets of $43,000. Our total current liabilities as of March 31, 2007 were $4,000. Thus, we have working capital of $39,000 as of March 31, 2007.

Operating activities used $4,000 in cash for the period from inception (March 27, 2007) to March 31, 2007. Our net loss of $4,000 was the sole negative component of our operating cash flow. Cash flows provided by financing activities during the period from inception (March 27, 2007) to March 31, 2007 consisted of $43,000 as proceeds from the issuance of common stock.

The success of our business plan beyond the next 12 months is contingent upon us obtaining additional financing. We intend to fund operations through debt and/or equity financing arrangements, which may be insufficient to fund our capital expenditures, working capital, or other cash requirements. We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

Going Concern

We have limited working capital and have not yet received revenues from sales of products or services. These factors have caused our accountants to express substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern is dependent on our generating cash from the sale of our common stock and/or obtaining debt financing and attaining future profitable operations. Management’s plans include selling its equity securities and obtaining debt financing to fund our capital requirement and ongoing operations; however, there can be no assurance we will be successful in these efforts.

Off Balance Sheet Arrangements

As of March 31, 2007, there were no off balance sheet arrangements.

Certain Relationships and Related Transactions

Except as provided below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the NASD over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have thirty-five (35) holders of record of our common stock.

Rule 144 Shares

2,150,000 shares of our common stock will be available for resale to the public after March 30, 2007 in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	one percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 21,500 shares as of the date of this prospectus, or;
2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the NASD over-the-counter bulletin board. We plan to file a Form 8-A registration statement with the Commission prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the NASD over-the-counter bulletin board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business, or;
2.
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers for all services rendered in all capacities to us for our fiscal year ended March 31, 2007.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Yin Cheng Kong President, CEO, Secretary and Director	2007	0	0	0	0	0	0	0	0

Narrative Disclosure to Summary Compensation Table

Although we do not currently compensate our officers, we reserve the right to provide compensation at some time in the future. Our decision to compensate officers depends on the availability of our cash resources with respect to the need for cash to further business purposes.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of March 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Yin Cheng Kong	-	-	-	-	-	-	-	-	-

There were no grants of stock options since inception to date of this Prospectus.

Director Compensation

The table below summarizes all compensation awarded to, earned by, or paid to both to our directors for all services rendered in all capacities to us for our fiscal year ended March 31, 2007.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Wang Zhao	0	0	0	0	0	0	0
Yin Cheng Kong	0	0	0	0	0	0	0

We do not intend on compensating our directors for their services.

Financial Statements

Index to Financial Statements:

Audited financial statements for the period from inception (March 27, 2007) to March 31, 2007 including:

F-1	Report of Independent Registered Public Accounting Firm

F-2	Balance Sheets as of March 31, 2007

F-3	Statement of Operations for the period from inception (March 27, 2007) to March 31, 2007

F-4	Statement of Stockholders’ Deficit for the period from inception (March 27, 2007) to March 31, 2007

F-5	Statement of Cash Flows for the period from inception (March 27, 2007) to March 31, 2007

F-6	Notes to Financial Statements

RONALD N. SILBERSTEIN, C.P.A., P.L.L.C.
30201 ORCHARD LAKE ROAD, SUITE 150
FARMINGTON HILLS, MICHIGAN 48334
TEL: (248) 330-6226 ● FAX: (248) 479-0578
www.ronscpa.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Syncfeed, Inc.
Las Vegas, Nevada

We have audited the accompanying balance sheet of Syncfeed, Inc. as of March 31, 2007, and the related statements of operations, stockholders’ equity, and cash flows for March 27, 2007 (date of inception) through March 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over   financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Syncfeed, Inc. as of March 31, 2007, and the results of its operations and cash flows for the period then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has limited working capital, has received limited revenue from sales of its products, and has incurred losses from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are described in Note 4. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Ronald N. Silberstein, CPA, PLLC
Farmington Hills, Michigan
May 4, 2007

SYNCFEED, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
As of March 31, 2007

ASSETS

Current Assets
Cash and equivalents	$35,000
Prepaid expenses	4,000

TOTAL ASSETS	$39,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accrued expenses	$505

Stockholders’ Equity
Common Stock, $.001 par value, 75,000,000 shares authorized, 2,150,000 shares issued and outstanding	2,150
Additional paid-in capital	40,850
Deficit accumulated during the development stage	(4,505)
Total stockholders’ equity	38,495

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$39,000

See accompanying notes to financial statements.

SYNCFEED INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
Period from March 27, 2007 (Inception) to March 31, 2007

	Period from March 27, 2007 (Inception) to March 31, 2007
Revenues		$-0-

General and administrative expenses:
Professional fees		4,505

Net Loss		$(4,505)

Net loss per share:
Basic and diluted	$	(0.01)

Weighted average shares outstanding:
Basic and diluted		2,150,000

See accompanying notes to financial statements.

SYNCFEED, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY
Period from March 27, 2007 (Inception) to March 31, 2007

	Common stock		Additional paid-in	Deficit accumulated during the development
	Shares	Amount	capital	stage	Total
Issuance of common stock for cash @$.001	2,150,000	$2,150	$40,850	$-	$43,000
Net loss for the period	-	-	-	(4,505)	(4,505)
Balance, March 31, 2007	2,150,000	$2,150	$40,850	$(4,505)	$38,495

See accompanying notes to financial statements.

SYNCFEED INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
Period from March 27, 2007 (Inception) to March 31, 2007

Period From March 27, 2007 (Inception) to March 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,505)
Change in non-cash working capital items
Prepaid expenses	(4,000)
Accrued expenses	505
CASH FLOWS USED BY OPERATING ACTIVITIES	(8,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sales of common stock	43,000

NET INCREASE IN CASH	35,000

Cash, beginning of period	-0-
Cash, end of period	$35,000

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$-0-
Income taxes paid	$-0-

See accompanying notes to financial statements.

SYNCFEED, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
March 31, 2007

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

Nature of Business

Syncfeed, Inc. (“Syncfeed”) was incorporated in Nevada on Mach 27, 2007. Syncfeed is a development stage company located in Reno, Nevada. Syncfeed is developing crab feed formula for aqua farmers in China. Syncfeed operates out of office space owned by a director and stockholder of the Company. The facilities are provided at no charge. There can be no assurances that the facilities will continue to be provided at no charge in the future.

Development Stage Company

The accompanying financial statements have been prepared in accordance with the Statement of Financial Accounting Standards No. 7 ”Accounting and Reporting by Development-Stage Enterprises”. A development-stage enterprise is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenues there from.

Cash and Cash Equivalents

Syncfeed considers all highly liquid investments with maturities of three months or less to be cash equivalents. At March 31, 2007 the Company had $35,000 of unrestricted cash that was being held in an escrow account by its outside attorneys, to be used for future business operations.

Fair Value of Financial Instruments

Syncfeed’s financial instruments consist of cash and cash equivalents. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

SYNCFEED, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
March 31, 2007

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic loss per share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Recent Accounting Pronouncements

Syncfeed does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 2 - PREPAID EXPENSES

Prepaid expenses at March 31, 2007 consisted of an advance retainer paid to the firms outside independent auditors for services to be rendered for periods after Syncfeed’s year-end.

NOTE 3 - INCOME TAXES

For the period ended March 31, 2007, Syncfeed has incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $4,505 at March 31, 2007, and will expire in the year 2027.

SYNCFEED, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
March 31, 2007

NOTE 3 - INCOME TAXES (continued)

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

2007
Deferred tax asset attributable to:
Net operating loss carryover	$1,500
Valuation allowance	(1,500)
Net deferred tax asset	$-

NOTE 4 - LIQUIDITY AND GOING CONCERN

Syncfeed has limited working capital and has not yet received revenues from sales of products or services. These factors create substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The ability of Syncfeed to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations. Management’s plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F. Street, N.E. Washington, D.C. 20549. Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 25. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$1
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$1,000
Accounting fees and expenses	$5,000
Legal fees and expenses	$35,000
Total	$41,001

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

On March 30, 2007, we accepted subscription agreements for sale of shares our common stock, having a par value of $0.001 per share, at the offering price of $0.02 per share for gross offering proceeds of $43,000, in offshore transactions pursuant to Regulation S of the Securities Act. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that he was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Item 27. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation
3.2	By-Laws
5.1	Opinion of David S. Jennings, with consent to use
23.1	Consent of Ronald N. Silberstein, CPA, PLLC
24.1	Power of Attorney (in signature block below)

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(a) If the Company is relying on Rule 430B:

i. Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b) If the Company is subject to Rule 430C:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities: The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to the purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Las Vegas, Nevada on May 6, 2007.

Syncfeed Inc.

By:	/s/ Yin Cheng Kong
Yin Cheng Kong President, Secretary, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer, and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yin Cheng Kong as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

By:	/s/ Yin Cheng Kong
Yin Cheng Kong President, Secretary, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer, and Director

By:	/s/ Wang Zhao
Wang Zhao Director